Exhibit 10.1

EVERCORE PARTNERS INC.

June 5, 2007

Mr. Robert Walsh

c/o Evercore Partners Inc.

55 East 52nd Street, 43rd Floor

New York, New York 10055

Dear Robert:

On behalf of Evercore Partners Inc. and its affiliates (collectively, “Evercore”), I am pleased to confirm our understanding with respect to our offer to you of a position with Evercore on the terms set forth in this letter.

1.	Position:

You will serve as a Chief Financial Officer, Senior Managing Director and Executive Vice President of Evercore and you shall have such specific duties, responsibilities and authorities consistent with your position, as shall be determined by Austin Beutner and Roger Altman (the “Co-Chief Executive Officers” or “CEOs”) from time to time. In addition, you will be a member of the Management Committee. You will work in Evercore’s principal executive offices in New York, subject to travel in the course of performing your duties for Evercore. Evercore will provide you appropriate resources, consistent with your position and those provided to other Senior Managing Directors of Evercore. You agree to devote substantially all of your business time and use your best reasonable efforts in the performance of your duties hereunder and, during your employment hereunder, you agree not to engage in any other business, profession or occupation for compensation without the prior written consent of at least one of our CEOs. Notwithstanding anything herein to the contrary, you will not be prohibited from (i) engaging in charitable, educational and non-profit activities, including serving on the boards of such entities, to the extent such activities are approved in advance by one of our CEOs, (ii) from managing your personal and/or family investments and affairs, so long as such management does not interfere with the performance of your duties hereunder or (iii) continuing to serve on the boards of New York Cares and IFA Insurance Company.

Your employment with Evercore will commence June 5, 2007.

2.	Cash Compensation:

With respect to compensation for your employment with Evercore, you will receive the following compensation and benefits, from which Evercore shall be entitled to withhold any amounts required by applicable law:

(a) Evercore will pay you a base salary (“Base Salary”) at the rate of $500,000 per annum. Such Base Salary shall be payable in accordance with the normal payroll practices of Evercore.

(b) Evercore will pay you a guaranteed minimum annual bonus for each of calendar year 2007 of $1,000,000 (your “2007 Bonus”), and calendar year 2008 of $1,000,000 (your “2008 Bonus”), payable at such time as annual bonuses are paid in accordance with normal Evercore practice and subject to your continued employment with Evercore through such payment date.

(c) For all calendar years after 2008, your annual cash compensation will be payable in a manner that is commensurate with your position with Evercore, as determined by the CEOs on an annual basis, but in no event shall your Base Salary be less than the amount paid to other Senior Managing Directors of Evercore.

3.	Equity Compensation:

Amount and Vesting. Subject to approval by our compensation committee, on the last business day of the month in which you commence your employment with Evercore, you will receive two equity-based grants: one grant of restricted common stock of Evercore (“Restricted Stock”) and one grant of restricted stock units, constituting a right to receive shares of common stock of Evercore (“EVR Stock”) in the future (“RSUs”). The number of shares of Restricted Stock to be granted will be equal to $750,000 divided by the trading price per share of EVR stock as of the date of grant. The number of shares of EVR Stock subject to the RSUs will be equal to $2,250,000 divided by the trading price per share of EVR stock as of the date of grant. The Restricted Stock will generally vest on the first anniversary of its date of grant, subject to your continued employment with Evercore. The RSUs will generally vest pro rata in installments on each of the second, third and fourth anniversaries of the date of grant, subject to your continued employment with Evercore.

Share Delivery and Transfer Restrictions. Upon vesting, Evercore will provide you with a mechanism by which you will be able to satisfy your minimum tax withholding obligations, but otherwise, such Restricted Stock and shares underlying RSUs will be delivered on the 5th anniversary of the IPO of Evercore. Thereafter, such shares will be transferable. In addition, you will be able to participate in future secondary offerings of EVR Stock on the same pro rata basis as other U.S. Senior Managing Directors taking into account all of your then-vested Restricted Stock and RSUs.

All Restricted Stock and RSUs will be subject to the terms and conditions set forth in a restricted stock award agreement (“Restricted Stock Award Agreement”), in the form attached hereto as Exhibit A, and restricted stock unit award agreement (the “RSU Award Agreement”), in the form attached hereto as Exhibit B, respectively, and Evercore’s 2006 Stock Incentive Plan.

4.	Termination of Employment:

In the event of a termination of your employment by Evercore without Cause or by you for Good Reason (each as defined in the Restricted Stock Award Agreement) prior to the date you receive your 2008 Bonus, you shall be entitled to any unpaid portion of your (i) 2007 and 2008 Base Salary, (ii) 2007 Bonus and (iii) 2008 Bonus, paid promptly within the same calendar year, but in no event longer than 30 days after, such termination occurs.

In the event of any termination other than for the reasons set forth above, you shall be entitled to any unpaid Base Salary accrued through your date of termination.

Upon any termination of your employment with Evercore, in no event shall you be under any obligation to seek other employment and there shall be no offset against any amounts, benefits or entitlements due to you on account of any remuneration or benefits provided by any subsequent employment you may obtain or on account of any claims Evercore may have against you.

5.	Other Terms of Employment:

While you are employed with Evercore, you will be eligible to participate in Evercore welfare, pension and other employee benefit plans or programs that are generally made available to other Senior Managing Directors of Evercore.

Your employment with Evercore is for an unspecified duration and constitutes “at-will” employment, and this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at your or Evercore’s option, with or without notice without further obligation of either party hereunder, except as otherwise provided herein; provided that you will be obligated to give Evercore 30 days advance written notice of any voluntary resignation of your employment. Upon your termination of employment with Evercore for any reason, you agree to resign, as of the date of such termination and to the extent applicable, from any board of directors or committees of Evercore or its affiliates on which you serve and any board, committees or other organizations on which you serve in a representative capacity of Evercore or its affiliates.

Evercore shall reimburse you for all reasonable business-related expenses you incur in connection with the performance of your duties in accordance with its policies.

Evercore agrees to indemnify and hold you and your heirs harmless, and advance any costs and expenses to you or your heirs in connection with any defense of a claim requiring such indemnification, in any such case to the maximum extent provided in the by-laws of Evercore.

As a condition of your employment, you agree to sign Evercore’s agreement relating to the confidentiality of Evercore’s information, non-competition and non-solicitation covenants and intellectual property, a copy of which is attached hereto as Exhibit C (the “Employee Agreement”), concurrently with your execution of this letter agreement.

All notices or communications hereunder shall be in writing, addressed: (i) to Evercore at its principal corporate headquarters, to the attention of Messrs. Roger Altman and Austin Beutner, Co-Chief Executive Officers of Evercore, or their successors, and (ii) to you at the most recent residential address contained within the personnel records of Evercore (or to such other address as such party may designate in a notice duly delivered as described below). Any such notice or communication shall be delivered by telecopy, by hand or by courier (provided written confirmation of receipt is obtained) or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above, and in the case of delivery other than by hand, the third business day after the actual date of mailing shall constitute the time at which notice was given.

Except as otherwise provided in the Employee Agreement, any controversy or claim arising out of or relating to this letter agreement and its Exhibits or the breach or threatened breach of such agreement or Exhibits, that cannot be resolved by you and Evercore, including any dispute as to the calculation of any payments hereunder, shall be submitted to final and binding arbitration in the Borough of Manhattan, New York City, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any such award shall be entered into any court of competent jurisdiction. Each party shall be responsible for its own costs and expenses; provided, however, that Evercore will pay all of your legal and accounting fees, including forum fees and transcript costs, incurred in connection with you (or your estate) enforcing any rights under this letter agreement, including its Exhibits, or in defending against any challenge to such rights, only in the event that you substantially prevail on the material issues in any such arbitration.

Evercore represents and warrants that (i) it is fully authorized to enter into this letter agreement, including its Exhibits, and to perform its obligations under it, (ii) the execution, delivery and performance of this letter agreement, including its Exhibits, by Evercore does not violate any applicable regulation, order, judgment or decree or any agreement, plan or corporate governance document of Evercore and (iii) upon the execution and delivery of this letter agreement, including its Exhibits, by Evercore and you, this letter agreement, including its Exhibits, shall be a valid and binding obligation of Evercore, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

This letter agreement and its Exhibits shall be construed, interpreted and governed in accordance with the laws of New York, without reference to principles of conflicts of law.

This letter agreement (together with its Exhibits, including your executed Employee Agreement) contains the entire understanding of the parties with respect to your employment with Evercore and there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter contained herein other than those expressly set forth herein. In all events, there shall be no contractual or similar restrictions on your right to terminate your employment with Evercore or on your post-employment activities, other than restrictions expressly set forth in this letter agreement, the Employee Agreement, Restricted Stock Award Agreement and the RSU Award Agreement, as applicable. This letter agreement may not be altered, modified or amended, except by written instrument signed by the parties hereto and may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The failure of a party to insist upon strict adherence to any term of this letter agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement. Any waiver of any provision of this letter agreement and its Exhibits shall only be effective if such waiver is in a writing that expressly identifies the provision whose control is being waived and is signed by the party against whom it is being enforced.

In the event of any conflict between any provision of this letter agreement and any provision of any plan, policy, program of, or other agreement with, Evercore (other than the Restricted Stock Award Agreement, RSU Award Agreement and the 2006 Stock Incentive Plan, as applicable), the provision of this letter agreement shall govern. In the event of any conflict between any provision of this letter agreement and any provision of the Restricted Stock Award Agreement, RSU Award Agreement or 2006 Stock Incentive Plan, the provision of the Restricted Stock Award Agreement, RSU Award Agreement or 2006 Stock Incentive Plan, as applicable, shall govern.

This letter agreement and its Exhibits shall be binding upon and inure to your benefit and that of Evercore and our respective successors, heirs (in your case) and assigns. Your rights and obligations under this letter agreement and its Exhibits shall not be assignable by you (other than by will, operation of law or as otherwise permitted herein or pursuant to any applicable plan, policy, program or arrangement of, or other agreement with, Evercore) but may be assigned by Evercore to an entity which is a successor in interest to substantially all of the assets of Evercore, provided such entity assumes the liabilities, obligations and duties of Evercore under this letter agreement and its Exhibits. Once executed by Evercore, this letter agreement shall be irrevocable by Evercore from the date first written above, provided that you execute and deliver this letter agreement no later than seven (7) days after the date first set forth above.

[Signatures on next page.]

If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

EVERCORE PARTNERS INC.

By:	/s/ Adam B. Frankel
Name: Adam B. Frankel
Title: General Counsel

Accepted and Agreed:

/s/ Robert Walsh
Robert Walsh